Exhibit 99.5

November 22, 2010

Board of Trustees

NSTAR

800 Boylston Street

Boston, Massachusetts 02199

Re:	Initially Filed Registration Statement on Form S-4 of Northeast Utilities, filed November 22, 2010 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 16, 2010 (the “Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Northeast Utilities and its affiliates) of the outstanding common shares of beneficial interest, par value $1.00 per share (the “Shares”), of NSTAR (the “Company”) of the exchange ratio of 1.312 common shares of beneficial interest, par value $5.00 per share, of Northeast Utilities to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of October 16, 2010, as amended on November 1, 2010, by and among Northeast Utilities, NU Holding Energy 2 LLC, a direct wholly-owned subsidiary of Northeast Utilities, NU Holding Energy 1 LLC, a direct wholly-owned subsidiary of Northeast Utilities, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Trustees of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the Registration Statement.

In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinions of the Financial Advisors — NSTAR Financial Advisors — Goldman, Sachs & Co.”, “Risk Factors — The opinions rendered to the boards of trustees of Northeast Utilities and NSTAR by the parties’ respective financial advisors were based on the respective financial analyses they performed, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to them, as of the date of their respective opinions. As a result, these opinions do not reflect changes in events or circumstances after the date of these opinions”, “The Merger — Background of the Merger”, “The Merger — NSTAR’s Reasons for the Merger; Recommendation of NSTAR’s Board of Trustees”, “The Merger — Opinions of NSTAR’s Financial Advisors — Opinion of Goldman, Sachs & Co.”, and “The Merger — Opinions of NSTAR’s Financial Advisors — Joint Financial Analyses by NSTAR’s Financial Advisors” and to the inclusion of the Opinion Letter in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)